UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2017

EMPIRE RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12127	22-3136782
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2115 Linwood Avenue Fort Lee, New Jersey	07024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 944-2200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On May 5, 2017, Ta Chen Stainless Pipe Co., Ltd. (“Ta Chen” or “Parent”) completed its previously announced tender offer (the “Offer ”) of all issued and outstanding shares of Empire Resources, Inc.’s (the “Company” or “Empire Resources”) common stock, par value $.01 per share (“Common Stock”). Pursuant to an Agreement and Plan of Merger, dated as of March 30, 2017, as amended on April 6, 2017 (as so amended, the “Merger Agreement”), by and among Empire Resources, Parent and Ta Chen Investment Corporation (“Sub”), Sub intends to merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent (the “Surviving Corporation”) as soon as practicable. As a result of the Merger:

•	each share of the Common Stock, issued and outstanding immediately prior to the effective time of the Merger (other than any dissenting shares, treasury shares, or shares held by the Company, Parent or Sub and their respective subsidiaries) will be cancelled and retired and converted into the right to receive $7.00 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”); and

•	each outstanding option to purchase Common Stock will be canceled in exchange for the right to receive a cash payment equal to the product of (i) the number of shares of Common Stock subject to such option immediately prior to the effective time and (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such option.

American Stock Transfer & Trust Company, LLC (“AST”), the depositary for the Offer, advised that, as of the expiration of the Offer, a total of 6,618,848 shares of Common Stock were validly tendered and not validly withdrawn pursuant to the Offer, representing approximately 80% of the currently issued and outstanding shares of Common Stock. As a result, the Minimum Tender Condition (as defined in the Merger Agreement) has been satisfied. In addition, AST has also advised that, as of such time, Notices of Guaranteed Delivery had been delivered for 100,500 shares of Common Stock, representing approximately 1% of the currently issued and outstanding shares of Common Stock. All shares of Common Stock that were validly tendered and not validly withdrawn pursuant to the Offer have been accepted for payment. The total amount of funds necessary to pay the consideration pursuant to the Offer and under the Merger Agreement was approximately $58 million.

The foregoing summary of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement and the First Amendment to Agreement and Plan of Merger, which were attached as Exhibit 2.1 to Empire Resource’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2017 and Exhibit 2.1 to Empire Resource’s Current Report on Form 8-K filed with the SEC on April 6, 2017, respectively.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the closing of the Merger, the Company will notify The NASDAQ Stock Market LLC (“NASDAQ”) and request (i) that NASDAQ cease trading of the Common Stock and suspend the listing of the Common Stock as of the Effective Time (as defined in the Merger Agreement) and (ii) that NASDAQ file with the SEC an application on Form 25 to delist and deregister the Common Stock. After the Form 25 becomes effective, which will occur ten days after its filing, the Surviving Corporation intends to file with the SEC a certification on Form 15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requesting the deregistration of the Common Stock and the suspension of the Surviving Corporation’s reporting obligations under Section 15(d) of the Exchange Act.

Item 3.03.	Material Modification to Rights of Security Holders.

The information required by Item 3.03 is contained in Items 2.01 and 5.03 of this Current Report on Form 8-K and incorporated herein by reference.

Item 5.01.	Changes in Control of Registrant.

The information required by Item 5.01 is contained in Items 2.01 and 5.02 of this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Merger and at the Effective Time, each of the directors of the Company, no longer serve on the board of directors of the Company, each of its direct and indirect subsidiaries, if any, or on any board committees of which they were members. Pursuant to the Merger Agreement, at the Effective Time, Johnny Hsieh, the sole member of the board of directors of Sub immediately prior to the Effective Time shall become the sole director of the Surviving Corporation.

Item 5.03.	Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year.

Pursuant to the Merger Agreement, at the Effective Time, the bylaws of Sub as in effect immediately prior to the Effective Time, became the bylaws of the Surviving Corporation.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated March 30, 2017, by and among Ta Chen, Purchaser and Empire Resources (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Empire Resources with the Securities and Exchange Commission on March 31, 2017)

3.2	Amended and Restated Bylaws of Empire Resources, Inc.*

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Empire Resources, Inc.

Date: May 5, 2017	By:	/s/ Sandra Kahn
		Name:	Sandra Kahn
		Title:	Vice President, Chief Financial Officer

 EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated March 30, 2017, by and among Ta Chen, Purchaser and Empire Resources (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Empire Resources with the Securities and Exchange Commission on March 31, 2017)

3.2	Amended and Restated Bylaws of Empire Resources, Inc.*

* Filed herewith.